Exhibit No.
99.2

July 29, 2008	OTCBB: PPFP

AGREEMENT TO PURCHASE THE LA MOFRALLA (CHILE) COPPER OXIDE PROPERTY

Pacific Copper Corp. (OTCBB: PPFP) (CUSIP # 69412U 10 0) through its Chilean subsidiary, has executed a Letter of Intent ("LOI") with a single vendor to acquire its interest in the La Mofralla oxide copper property located 110 km southeast of the city of Copiapo, Atacama Region III, Chile.

The La Mofralla property being vended, which consists of close to 250 hectares, is road-accessible and is characterized by oxide copper mineralization in various sedimentary units encountered at the surface. La Mofralla is adjacent to the El Corral property which was announced as a Company acquisition on July 8, 2008.The vendor of the La Mofralla interest controls roughly 40% of the identified mineralization in the La Mofralla District.

Mineralization in the form of copper oxides is found in fault zones throughout the area, and historical production estimated to be 37,500 tons of copper oxides was realized from the Mofralla open pit mine (which is outside the property being sold by the vendor) over a 10-25 year period through 1999. Selected surface samples from this mine analyzed in 1999 yielded total copper grades over 1.24% Cu with an average acid soluble copper grade of 0.7%. The vendor, which is owned in part by a Director of the Company, will receive 1 million shares of the Company at closing in exchange for its interest at La Mofralla, and a 2% NSR royalty, capped at $6 million. The Company has the option to buy back a 1% NSR for $2 million at any time prior to commercial production. Major companies with a presence in the general area include Freeport, Teck Cominco and Xstrata.

The Company anticipates that La Mofralla, subject to confirmation of resources, a mine plan and feasibility, would eventually be the subject of open pit, heap leaching copper oxide operations. Currently, Pacific Copper anticipates commencing an immediate exploration and definitional drilling campaign at the property which will be pursued through the end of calendar year 2008.

You can find more detailed information with respect to the company's projects, corporate information and leadership team at the company's website: www.pacificcopper.com

Investor Relations info@pacificcopper.com

Hal Johnston or Mike Parker at 877-306-7979

Should you have any questions or comments, please do not hesitate to contact the Company or our Investor Relations people at the referenced numbers above.

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" to the effect that certain events or conditions "may" or "will" occur. Any estimate of potential mineralized material is a forward looking statement. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made based upon information available to management, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, the uncertainties related to third-party reports that have not been confirmed by management or the Company, and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.